Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to FPL Group, Inc.’s accounting changes resulting from the adoption of new accounting standards) relating to the consolidated financial statements of FPL Group, Inc. and our report dated February 26, 2007 relating to management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of FPL Group, Inc. for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP
Miami, Florida
June 14, 2007